EXHIBIT 4.2

SELLER LOCK-UP AGREEMENT

WJ Communications, Inc.

401 River Oaks Parkway

San Jose, CA 95134

Re:

Asset Purchase Agreement dated as of June 3, 2004 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between WJ Communications, Inc. (the “Company”), EiC Corporation (“EiC”) and EiC Enterprises Limited (“EiC Enterprises” and together, the “Parties”)

Ladies and Gentlemen:

1.                                       In order to induce the Company to consummate the transactions provided for in the Agreement, each of the undersigned agrees that it will not, without the Company’s prior written consent, directly or indirectly, offer, offer to sell, sell, loan, pledge, grant any rights, contract to sell or grant any option to purchase or otherwise dispose or transfer (collectively, “Dispose,” or a “Disposition”) any shares of Company common stock (“Common Stock”) issued or distributed to the undersigned pursuant to the Agreement except as set forth on Schedule A with respect to the issuance of Common Stock to EiC and EiC Enterprises at Closing (the “Closing Payment Shares”), Schedule B with respect to the issuance of shares to EiC Enterprises as part of the Escrow Deposit, as defined in the Agreement (the “Escrow Deposit Shares”), and Schedule C with respect to the issuance of Common Stock to EiC as part of the Earnout Payments, as defined in the Agreement (the “Earnout Payment Shares”), provided, however, that EiC may distribute the Earnout Payment Shares to EiC Enterprises without the Company’s prior written consent.  The Closing Payment Shares, Escrow Deposit Shares and Earnout Payment Shares are hereinafter collectively referred to as the “Shares.”

2.                                       The foregoing restrictions are also expressly intended to preclude the undersigned from engaging in any hedging or other transaction which is designed to or is reasonably expected to lead to or result in a Disposition of Shares during the lock-up periods reflected on the Schedules attached hereto even if such securities would be Disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any securities that include, relate to or derive any significant part of their value from the Shares.

3.                                       Each of the undersigned hereby agrees and consents to the entry of stock transfer instructions with the Company’s transfer agent against the transfer of the Shares except those transferred in compliance with this agreement and the placement of the following legends on the Shares:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS.

TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A LOCKUP AGREEMENT.”

4.                                       Each of the undersigned confirms that it understands that the parties will rely upon the representations set forth in this agreement in proceeding with the consummation of the transactions provided for in the Agreement.  This agreement shall be binding on each of the undersigned and its respective successors, heirs, personal representatives and assigns.

Very truly yours,

Date: June 18, 2004

EiC Corporation

	By:	/s/ Nicky Lu
	Name:	Nicky Lu
	Title:	Chairman and Chief Executive Officer

“EiC Enterprises”

EiC Enterprises Limited

	By:	/s/ Nicky Lu
	Name:	Nicky Lu
	Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO SELLER LOCK-UP AGREEMENT

Schedule A

Closing Payment Shares

The Company will issue to EiC 184,250 shares of Common Stock (the “EiC Shares”) and EiC Enterprises 258,632 shares of Common Stock (the “EiC Enterprises Shares”) on the Closing Date.  EiC is permitted to Dispose of the EiC Shares after the Closing Date to certain employees of the Company pursuant to the Change of Control Agreements of even date herewith by and between EiC and such employees (the “Change of Control Agreements”), provided, however, that such employees shall not Dispose of any of the EiC Shares until the registration of the EiC Shares becomes effective pursuant to the Registration Rights Agreement by and between the Company, EiC and EiC Enterprises of even date herewith (the “Registration Rights Agreement”) or until the shares become tradable pursuant to Rule 144.

Notwithstanding that the resale of the EiC Enterprises Shares will be registered in accordance with the terms of the Registration Rights Agreement, EiC Enterprises shall not Dispose of the EiC Enterprises Shares until 90 days after the registration of the EiC Enterprises Shares becomes effective, and further, EiC Enterprises shall not Dispose of more than 184,250 EiC Enterprises Shares in any 90-day period after the registration of the EiC Enterprises Shares becomes effective.  These restrictions shall expire one year from the effective date of registration of the EiC Enterprises Shares after which there shall be no restrictions on the Disposition by EiC Enterprises of the EiC Enterprises Shares.

The following table illustrates the foregoing and assumes that the registration of the Closing Payment Shares will not become effective until six months after the Closing Date and that the periods correspond to fiscal quarters.  If the registration of the Closing Payment Shares becomes effective before such date in Q2, then the periods below shall be interpreted as 90-day periods and not fiscal quarters and Q2 shall be deemed to end on the date that the registration of the Closing Payment Shares becomes effective.  If the registration of the Closing Payment Shares becomes effective after six months after the Closing Date, then the periods below shall be interpreted as 90-day periods and not fiscal quarters and the quarter in which the registration of the Closing Shares becomes effective shall be deemed to end on the date the registration of the Closing Payment Shares becomes effective.

	Period in which Disposition of Closing Payment Shares May be Made and Number of Shares which may be Disposed in such Period
Name of Seller	Q1	Q2	Q3	Q4	Q5	Q6	Q7

EiC Enterprises	—	—	0	184,250	184,250	184,250	No restriction

EiC Employees	—	—	184,250	No restriction	No restriction	No restriction	No restriction

Schedule B

Escrow Deposit Shares

At Closing, the Company is depositing 294,118 shares of Common Stock into escrow pursuant to the terms of the Escrow Agreement by and between the Company, EiC, EiC Enterprises and the escrow agent dated the Closing Date (the “Escrow Agreement”).  To the extent that the Escrow Deposit Shares are distributed to EiC Enterprises pursuant to the terms of the Escrow Agreement, and notwithstanding that EiC Enterprises would otherwise be eligible to Dispose of the Escrow Deposit Shares under Rule 144, EiC Enterprises shall not Dispose of more than half of the Escrow Deposit Shares in any 90-day period after the termination of the Escrow Agreement. This restriction shall terminate 180 days after the termination of the Escrow Agreement.

The following table illustrates the foregoing and assumes that all of the Escrow Deposit Shares will be distributed to EiC Enterprises pursuant to the terms of the Escrow Agreement.

	Period in which Dispositions of Escrow Deposit Shares may be Made and Number of Shares which may be Disposed in such Period
Name of Seller	Q1	Q2	Q3

EiC Enterprises	147,059	147,059	No restriction

Schedule C

Earnout Payment Shares

The Company will issue to EiC Earnout Payment Shares in two installments after the Closing Date to the extent earned by EiC pursuant to the Agreement and at the times set forth in the Agreement.  EiC may Dispose of the Earnout Payment Shares pursuant to the Change of Control Agreements and to EiC Enterprises after the date that the Earnout Payment Shares are issued to EiC.  There will be no restriction on the Disposition by the Distributees (as defined in the Change of Control Agreements) of the Earnout Payment Shares received by them pursuant to the Change of Control Agreements.  Notwithstanding that EiC (or EiC Enterprises if EiC distributes the Earnout Payment Shares to it) would otherwise be eligible to Dispose of the Earnout Payment Shares under Rule 144, EiC (or EiC Enterprises if EiC distributes the Earnout Payment Shares to it) shall not Dispose of more than twenty five percent of the Earnout Payment Shares, less the percentage of Earnout Payment Shares Disposed by EiC pursuant to the Change of Control Agreements, until 90 days after the Earnout Payment Shares are issued to EiC (the “Initial Period”), further EiC (or EiC Enterprises if EiC distributes the Earnout Payment Shares to it) shall not Dispose of more than 25 percent of the Earnout Payment Shares in any 90-day period after the Initial Period.  These restrictions shall expire one year from the date of the issuance of the Earnout Payment Shares to EiC after which there shall be no restrictions on the Disposition by EiC (or EiC Enterprises if EiC distributes the Earnout Payment Shares to it) of the Earnout Payment Shares.

The following table illustrates the foregoing and applies to both of the periods in which Earnout Payment Shares will be issued to EiC if and to the extent earned by EiC pursuant to the Agreement.

	Period in which Dispositions of Earnout Payment Shares may be made and percentage of Shares which may be Disposed in such Period
Name of Seller	Q1	Q2	Q3	Q4	Q5

EiC or EiC Enterprises	25*	25	25	25	No restriction

Employees of EiC	100	No restriction	No restriction	No restriction	No restriction

* Less the percentage of Earrnout Payment Shares Disposed of by EiC pursuant to the Change of Control Agreements.